UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Carolina Bank Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	The Painted Plate Catering 2001 North Church Street Greensboro, North Carolina

Date:	April 17, 2007

Time:	4:00 p.m.

The purposes of the meeting are:

1.	To elect four members of the Board of Directors for terms of three years;

2.	To approve the Company’s 2007 Incentive Stock Option Plan;

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for 2007; and

4.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Braswell

Robert T. Braswell
President and Chief Executive Officer

March 16, 2007

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

PROXY STATEMENT

Mailing Date: On or About March 16, 2007

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2007

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 17, 2007, at 4:00 p.m., at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 16, 2007. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Marlene H. Cato, James E. Hooper and Julius L. Young. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the four nominees for director named in Proposal 1 and “FOR” Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 23, 2007 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 2,722,388 shares were issued and outstanding on February 23, 2007. As of February 23 2007, there were approximately 1,250 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1, the four (4) directors receiving the greatest number of votes shall be elected. In the case of Proposal 2, the proposal must be approved by a majority of the shares entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. In the case of Proposal 3, for such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.

Appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of December 31, 2006, there were no shareholders known to management to own more than 5% of the Company’s common stock, except as listed below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Hot Creek Capital, L.L.C. Reno, Nevada	142,124	(1)	5.22

(1)

Hot Creek Capital, L.L.C., Hot Creek Investors, L.P. and David M. W. Harvey share voting and dispositive power with respect to the same 142,124 shares of the Company’s common stock as shown above, however, in filings with the SEC, Hot Creek Capital, L.L.C. and David M. W. Harvey disclaim direct and beneficial ownership of such shares.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
J. Alexander S. Barrett Greensboro, NC	2,747		0.10

Robert T. Braswell Greensboro, NC	91,659		3.26

Gary N. Brown Summerfield, NC	53,927		1.97

George E. Carr Greensboro, NC	17,237	(4)	0.63

Marlene H. Cato Greensboro, NC	19,935		0.73

John D. Cornet Greensboro, NC	38,877	(5)	1.42

Gunnar N.R. Fromen Greensboro, NC	47,843		1.73

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
James E. Hooper Greensboro, NC	40,366	1.48

Daniel Hornfeck Greensboro, NC	9,153	0.34

T. Allen Liles Asheboro, NC	39,366	1.43

Kenneth C. Mayer, Jr. Greensboro, NC	3,857	0.14

T. Gray McCaskill Greensboro, NC	3,764	0.14

Julius L. Young Greensboro, NC	16,043	0.59

All Directors and Executive Officers as a Group (13 persons)	384,774	13.14

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,045 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 86,420 shares; Mr. Brown – 12,082 shares; Mr. Carr – 4,381 shares; Ms. Cato – 6,463 shares; Mr. Cornet – 20,296 shares; Mr. Fromen – 35,274 shares; Mr. Hornfeck – 8,900 shares; Mr. Liles – 25,184 shares; and Mr. Young – 6,463 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.
(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 2,722,388 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.
(4)	Includes 6,384 shares owned by Mr. Carr’s business.
(5)	Includes 71 shares owned by Mr. Cornet’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Company at ten (10) and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
Robert T. Braswell (54)	President, CEO and Director	1996	President and Chief Executive Officer of the Company and the Bank

Gary N. Brown (62)	Director	1996	President, Gary Brown Associates, Inc. (computer software sales), Summerfield, NC

John D. Cornet (60)	Chairman of the Board	1996	President, JDC Associates LLC (management consulting firm), Greensboro, NC

James E. Hooper (49)	Director	2000	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
J. Alexander S. Barrett (50)	2004	2008	Partner, Nexsen Pruet Adams Kleemeier, PLLC, Charlotte and Greensboro, NC (practicing in the areas of complex business and commercial litigation and employment law)

George E. Carr (64)	2000	2008	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

Marlene H. Cato (70)	1996	2009	President, Cato Financial, Greensboro, NC

T. Gray McCaskill (50)	2003	2009	President and Owner, Senn, Dunn, Marsh & Roland, Insurors

Kenneth C. Mayer, Jr. (48)	2003	2008	Principal, Moser Mayer Phoenix Associates, P.A. (architecture, engineering, interior design and site services firm), Greensboro and Charlotte, NC

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
Julius L. Young, Jr. (56)	1996	2008	President, Jay Young Enterprises (sales organization for furniture manufacturing companies), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

Director Independence

With the exception of Mr. Braswell, each member of the Company’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination, the Board considered all insider transactions with directors for the provision of goods or services to the Bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2006, each non-employee director was paid a fee of $500 for each Board of Directors meeting attended. The Chairman of the Board of Directors received an additional monthly retainer of $1,000 and the Chairman of the Audit Committee received an additional monthly retainer of $500. Directors also received meeting fees of $300 per committee meeting attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matches 25% of meeting attendance, and monthly retainer fees for the Chairman of the Board, deferred by directors under the deferred compensation plan. Fees associated with meetings of committees of the Board of Directors are not matched by the Company.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors provided for the issuance of up to 112,850 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004 and 2005) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Stock Option Plan have been granted. There were no stock options granted to members of the Company’s Board of Directors during 2006.

The following table presents a summary of all compensation paid by the Company to its directors for their service as such during the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation(2)	Total
J. Alexander S. Barrett	$8,700	—	—	$1,500	$10,200
Robert T. Braswell(1)	—	—	—	—	—
Gary N. Brown	10,700	—	—	1,625	12,325
George E. Carr	7,200	—	—	1,500	8,700
Marlene H. Cato	6,700	—	—	1,375	8,075
John D. Cornet	21,200	—	—	4,625	25,825
James E. Hooper	17,300	—	—	1,625	18,925
T. Gray McCaskill	7,200	—	—	1,500	8,700
Kenneth C. Mayer, Jr.	8,600	—	—	1,625	10,225
Julius L. Young, Jr.	7,500	—	—	1,500	9,000

(1)

Compensation paid to Mr. Braswell in connection with his service as President and Chief Executive Officer of the Company and the Bank is presented in the Summary Compensation table presented on page 11.

(2)	Consists of a 25% premium in connection with the conversion of certain directors’ fees paid in cash into shares of the Company’s common stock.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held twelve regular meetings and one strategic planning session during 2006. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served. It is the policy of the Company that directors attend each annual and special meeting of shareholders. All of the Company’s directors attended the 2006 Annual Meeting of Shareholders.

The Company’s Board of Directors has several standing committees, including an Executive Committee, an Audit Committee, a Loan Committee and a Governance Committee.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Cornet, Brown, Braswell and Hooper. The Executive Committee did not meet during 2006.

Audit Committee. The members of the Audit Committee are Messrs. Brown, Hooper and Young and Ms. Cato. The Audit Committee met five times during 2006. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Report of the Audit Committee is included on page 18 of this proxy statement. The Audit Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com.

The Company’s common stock is listed on, and the members of the Company’s Audit Committee meet, the requirements of the Nasdaq Capital Market. The Audit Committee members are “independent” and “financially literate” as defined by Nasdaq’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Loan Committee. The members of the Loan Committee are Messrs. Braswell, Carr, and McCaskill. The Loan Committee met four times in 2006. The Loan Committee is responsible for assisting the Board of Directors and management in establishing loan policy, oversight of quality and productivity of the loan portfolio and for approving or disapproving loans exceeding the limits of individual loan officers or the officer loan committee. The Loan Committee is required by charter to consist of the President and Chief Executive Officer and a minimum of three independent directors.

Governance Committee. The members of the Governance Committee are Messrs. Barrett, Brown, Cornet and Mayer. The Governance Committee met nine times in 2006. The Governance Committee is responsible for developing and maintaining the corporate governance policy. The Governance Committee also performs the duties of a Nominating Committee and Compensation Committee. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com. The members of the Governance Committee are “independent” as defined by NASDAQ listing standards and applicable rules promulgated under the Securities Exchange Act of 1934.

The Governance Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. While the committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. All executive officers of the Company, including Mr. Braswell, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant.

The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

Name	Age	Position With Company/Bank	Business Experience
Robert T. Braswell	54	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996

T. Allen Liles	54	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank	Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001

Gunnar N. R. Fromen	58	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998

Daniel D. Hornfeck	39	Executive Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December 2003; Vice President and Risk Management Officer, Wachovia Bank, N.A. from June 1995 to December 2003

Executive Compensation

The Bank has entered into employment agreements (the “Employment Agreements”) with Robert T. Braswell, President and Chief Executive Officer of the Bank and the Company (dated May 21, 1996), Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer (dated September 16, 1998), T. Allen Liles, Executive Vice President, Chief Financial Officer and Secretary of the Bank and Treasurer and Secretary of the Company (dated July 24, 2001) to establish their duties and compensation and to provide for their continued employment with the Bank. The Employment Agreements provide for an initial term of employment of three (3) years, with provisions for one (1) year extensions on each anniversary of the date of execution. They also provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer.

The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees.

The Employment Agreements provide that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation; and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one (1) year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control. As of December 31, 2006, the value of the lump sum payment that would have been payable to Messrs. Braswell, Fromen and Liles upon the occurrence of a “change in control” followed by a termination event would have been approximately $753,707, $409,654 and $392,757.

The Bank has also entered into a Change of Control Agreement with Daniel F. Hornfeck to provide benefits to Mr. Hornfeck in the event that his employment is terminated as a result of a change in control of the Bank. The provisions of this agreement provide benefits to Mr. Hornfeck that are substantially identical to the change in control benefits contained in the Employment Agreements described above. As of December 31, 2006, the value of the lump sum payment that would have been payable to Mr. Hornfeck upon the occurrence of a “change in control” followed by a termination event would have been approximately $318,495.

The following table shows all cash and non-cash compensation paid to or received or deferred by Robert T. Braswell, Gunnar N.R. Fromen, T. Allen Liles and Daniel D. Hornfeck for services rendered in all capacities during the fiscal year ended December 31, 2006. Such compensation was comprised of base salary, bonus, 401(k) matching contributions, insurance premiums paid under life insurance arrangements and compensation expense incurred for the Executive Supplemental Retirement Plan.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2006	$228,000	$87,633	—	—	$26,570	$17,263	$359,466

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2006	137,733	35,318	—	—	37,012	10,142	220,205

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company and the Bank; Executive Vice President of the Bank	2006	135,533	39,721	—	—	17,743	11,786	204,783

Daniel D. Hornfeck, Executive Vice President and Chief Credit Officer of the Bank	2006	106,773	19,406	—	—	—	7,045	133,224

(1)	Consists of compensation expense incurred pursuant to participation by Messrs. Braswell, Fromen and Liles in the Company’s Executive Supplemental Retirement Plan.
(2)	Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under life insurance arrangements.

Executive Supplemental Retirement Plan

The Board of Directors of the Company adopted the Executive Supplemental Retirement Plan, a non-contributory deferred compensation plan, in December 2002. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Company and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to the plan, if any such executive dies or retires while employed by the Company or the Bank, such executive, or his or her designated beneficiary, will receive payments commencing at death or retirement. Vesting occurs at 7.5% per year to a maximum of 75% and then 100% at age 62, with retirement payments beginning at age 65. Messrs. Braswell, Fromen and Liles are eligible to receive retirement benefits under the plan. The Company expensed a total of $118,691 under the Executive Supplemental Retirement Plan during the fiscal year ended 2006, $81,325 of which was related to benefits for named executive officers.

Stock Options

The shareholders of the Bank approved the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of Shareholders (the “ISO Plan”). The ISO Plan originally provided for the issuance of options to purchase up to 112,849 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004 and 2005) of the Bank’s common stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the ISO Plan. All options to purchase shares of the Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the ISO Plan that authorized the grant of options on an aggregate of 144,000 additional shares (amount adjusted following 20% stock dividends in 2005 and 2004) of the Common Stock of the Company.

There were no grants of stock options made to Messrs. Braswell, Fromen, Liles and Hornfeck during the fiscal year ended December 31, 2006. The following table sets forth information regarding vested and unvested incentive stock options outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Robert T. Braswell	22,575	-0-	—	$6.60	Jan. 2, 2008
	22,477	-0-	—	6.89	Jan. 4, 2009
	3,168	-0-	—	5.68	Feb. 20, 2011
	1,800	-0-	—	7.81	June 18, 2012
	14,400	-0-	—	9.27	Aug. 19, 2013
	12,000	-0-	—	10.83	Sept. 21, 2014
	10,000	-0-	—	12.49	Nov. 15, 2015

Gunnar N. R. Fromen	4,356	-0-	—	6.60	Sept. 19, 2008
	4,356	-0-	—	6.89	Jan. 4, 2009
	2,962	-0-	—	6.89	Jan. 2, 2010
	3,960	-0-	—	5.68	Feb. 20, 2011
	1,440	-0-	—	7.81	June 18, 2012
	7,200	-0-	—	9.27	Aug. 19, 2013
	6,000	-0-	—	10.83	Sept. 21, 2014
	5,000	-0-	—	12.49	Nov. 15, 2015

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
T. Allen Liles	5,544	-0-	—	5.68	July 24, 2011
	1,440	-0-	—	7.81	June 18, 2012
	7,200	-0-	—	9.27	Aug. 19, 2013
	6,000	-0-	—	10.83	Sept. 21, 2014
	5,000	-0-	—	12.49	Nov. 15, 2015

Daniel D. Hornfeck	3,600	-0-	—	11.06	Jan. 1, 2014
	1,800	-0-	—	10.83	Sept. 21, 2014
	3,500	-0-	—	12.49	Nov 15, 2015

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: APPROVAL OF CAROLINA BANK HOLDINGS, INC.

2007 INCENTIVE STOCK OPTION PLAN

On March 9, 2007, the Board of Directors approved the Carolina Bank Holdings, Inc. 2007 Incentive Stock Option Plan (the “2007 Incentive Stock Option Plan”) which provides for the issuance of options to purchase shares of the Company’s common stock (“Incentive Options”) to officers and other full-time employees of the Company and the Bank (the “Optionees”), including the Bank’s executive officer(s). The purpose of the 2007 Incentive Stock Option Plan generally is to assist the Company and the Bank in attracting and retaining employees, to align the interests of those employees with those of shareholders, and to provide an additional incentive for employees to whom Incentive Options are granted to perform at levels that will enhance the Company’s financial performance and shareholder value. The Board’s approval of the 2007 Incentive Stock Option Plan is subject to approval by the shareholders of the Company.

The Board of Directors of the Company has frozen its 1997 Incentive Stock Option Plan, pending its expiration on May 20, 2007, and no further incentive stock options will be granted under that plan. As of the date of this proxy statement, 30,350 Incentive Options remained ungranted under the 1997 plan. The 2007 Incentive Stock Option Plan is designed to permit the Company to grant up to 30,350 new Incentive Options (subject to adjustment for stock splits, stock dividends and certain other reclassifications) to replace the ungranted stock options under the 1997 plan that will expire on May 20, 2007. The 2007 Incentive Stock Option Plan will have a term of one year and will expire on April 17, 2008, at which time any Incentive Options which remain ungranted under the plan will expire and many no longer be granted.

While all employees of the Company and the Bank will be eligible to receive stock options under the 2007 Incentive Stock Option Plan, there have been no projections made as to whom options will be granted.

The 2007 Incentive Stock Option Plan will be administered by the Governance Committee of the Board of Directors and generally provides for the issuance and sale of an aggregate of 30,350 shares of the Company’s common stock (subject to adjustment as described below) upon the exercise of Incentive Options. The Committee is authorized to determine the persons to whom and numbers of shares for which Incentive Options will be granted, to interpret and construe the terms and provisions of the 2007 Incentive Stock Option Plan and to make reasonable or advisable rules and other determinations relating to the plan. The 2007 Incentive Stock Option Plan provides that, to the extent permitted by applicable law, members of the Committee will be indemnified by the Company for certain legal expenses and liability incurred in connection with the administration of the plan.

The price per share (the “Exercise Price”) of common stock covered by each Incentive Option granted under the plan shall be set by the Committee at the time the Incentive Option is granted, but shall not be less than 100% of the fair market value of a share of common stock at the time the Incentive Option is granted (or 110% in the case of an Incentive Option granted to an Optionee who owns more than 10% of the voting power of the Company’s common stock). The fair market value of a share of common stock at the date of grant shall be determined according to the 2007 Incentive Stock Option Plan in the following manner: (1) if on the date of grant the common stock of the Company is traded on a securities exchange, the fair market value will be equal to the closing sales price as reported on the date of grant, provided that if a closing sales price is not reported for such date, the fair market value shall be equal to the closing sales price on the most recent trading day for which such price is available; (2) if the common stock of the Company is not listed on any exchange or no closing sales prices are reported on an exchange, but quotations for the common stock are regularly listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or another comparable system (as is currently the case), the fair market value shall be equal to the arithmetic mean of the bid and asked prices as quoted on such system on the date of grant, provided that if bid and asked prices are not available for such date, the fair market value shall be equal to the arithmetic mean of the bid and asked prices on the most recent trading day for which such prices are available; or (3) if the common stock is not quoted on NASDAQ or another comparable system, or no such quotations are available on NASDAQ, the fair market value shall be the average of the bid and asked prices furnished by a professional securities dealer making a market in the shares of common stock, as selected by the Committee, for the most recent trading date practicable. If the Committee determines that the price as determined above does not represent the fair market value of the shares of common stock on the date of grant, the Committee shall adopt a reasonable valuation method, which valuation method shall take into consideration all available information material to the valuation of the common stock, and shall apply such valuation method in a reasonable manner to fix the fair market value of the common stock on the date of grant.

Each Incentive Option will become exercisable as specified by the Committee at the time of grant, and will expire and may not thereafter be exercised after the earlier of:

(i)	the expiration date set by the Committee at the time of grant, which in any event may be no more than five years pursuant to the terms of the Incentive Stock Option Plan;

(ii)	the date the Optionee is terminated for “cause” (as defined in the 2007 Incentive Option Plan);

(iii)	three (3) months following the date on which the Optionee’s employment terminates for any reason other than for “cause, “ including retirement, resignation or termination without cause;

(iv)	twelve (12) months following the termination of Optionee’s employment as a result of his or her disability; or

(v)	twelve (12) months after Optionee’s death: (1) while employed; (2) during the three months after Optionee’s termination as a result of Optionee’s retirement or following a “change in control;” or (3) during the twelve (12) months after Optionee’s termination as a result of disability; but in any event, no later than the end of the option period provided in the Optionee’s option agreement.

Incentive Options shall be classified as nonqualified stock options to the extent that the aggregate fair market value (determined as of the date of grant) of common stock for any such Incentive Options exercised for the first time in any calendar year exceeds $100,000. The Committee may impose such other restrictions or conditions as it may deem appropriate in connection with any Incentive Option granted. Incentive Options granted under the 2007 Incentive Stock Option Plan will be fully vested as of their date of grant.

No monetary consideration will be received by the Company upon the grant of an Incentive Option. In order to exercise an Incentive Option, the Optionee must give the Company written notice of exercise and pay the aggregate exercise price for shares being purchased. Such payment must be made in cash. Optionees will have no rights as shareholders of the Company with respect to any shares covered by Incentive Options granted to them until those Incentive Options have been exercised and the exercise price of such shares has been paid to the Company. The market value of the 30,350 shares of common stock reserved for issuance under the Incentive Option Plan, had they been outstanding on December 31, 2006 would have been $478,316 based upon a per share price of $15.76, as of such date.

In the event of increases, decreases or changes in the Company’s outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the Company is the surviving entity, the Committee shall make equitable proportionate adjustments in the aggregate number and kind of shares under the Incentive Stock Option Plan, the number and kind of shares covered by each then outstanding Incentive Option, and in the Exercise

Price of each unexercised Incentive Option. Unless amended by the Committee, the Incentive Stock Option Agreement (the “Agreement”) shall be binding upon any successor to the Company. However, except upon a “change in control” (as defined in the Agreement), the 2007 Incentive Stock Option Plan and any options granted thereunder shall terminate upon the effective date of the Company’s dissolution or liquidation.

The Committee may, from time to time, amend, modify, suspend, terminate or discontinue the 2007 Incentive Stock Option Plan without notice. However, no such action will adversely affect any Optionee’s rights under any then outstanding Incentive Option without such Optionee’s prior written consent, and, except as shall be required to comport with changes in the Internal Revenue Code of 1986 (the “Code”). Any modification or amendment of the 2007 Incentive Stock Option Plan that (a) increases the aggregate number of shares of common stock covered by the plan, (b) changes the provisions of the plan with respect to the determination of persons to whom Incentive Options may be granted, or (c) otherwise materially increases the benefits accruing to Optionee’s under the plan, shall be subject to the approval of the Company’s shareholders. Consistent with the terms of the 2007 Incentive Stock Option Plan, the Committee may modify any outstanding Incentive Option pursuant to a written agreement with the Optionee.

Incentive Options granted under the 2007 Incentive Stock Option Plan are intended to qualify for certain favorable income tax treatment. Under the Code, an Optionee is generally not taxed in the year in which an Incentive Option is exercised. If an Optionee holds stock purchased upon the exercise of an Incentive Option for a period of at least two years following the date of grant and at least one year from the date the Incentive Option is exercised (or dies while owning the stock) then, upon disposition of the stock (or upon death while owning the stock), he or she will generally realize a capital gain equal to the excess of the sale price of the stock over the exercise price. If the Optionee disposes of the stock before the holding periods have expired, the excess of the fair market value of the stock at the time the Incentive Option was exercised over the exercise price will be treated as ordinary income. The Company will not be permitted to take a tax deduction at any time in connection with Incentive Options unless stock purchased upon exercise is disposed of prior to expiration of the two holding periods. At its discretion, the Committee may withhold from an Optionee’s salary or any other amount due to such Optionee (or from shares being purchased upon the exercise of an Incentive Option) the amount of any required tax withholdings for which the Company is responsible.

No options will be granted under the 2007 Incentive Stock Option Plan unless and until approval of the plan is received from the Company’s shareholders.

A copy of the 2007 Incentive Stock Option Plan is on file and may be inspected by any shareholder at the Company’s office in Greensboro, North Carolina, and a copy will be available for inspection by any shareholder at the Annual Meeting. Additionally, any shareholder wishing to receive a copy of the 2007 Incentive Stock Option Plan free of charge should contact T. Allen Liles, Secretary of the Company, at 528 College Road, Greensboro, North Carolina 27410.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 APPROVING THE CAROLINA BANK HOLDINGS, INC. 2007 INCENTIVE STOCK OPTION PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent registered public accounting firm for 2007.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

AUDIT FEES

Category	2006		2005
Audit Fees:	$37,500	(1)	$33,500	(1)
Audit-Related Fees:	—		3,525
Tax Fees:	—		4,973	(2)
All Other Fees:	—		—

Total Fees Paid:	$37,500		$41,998

(1)	Includes fees associated with the Company’s annual audit and quarterly reviews.
(2)	Includes fees associated with tax planning, preparation of tax returns, tax research and review of other tax-related documents.

All services rendered by Cherry, Bekaert & Holland, LLP during 2006 and 2005 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2007.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2006, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland, L.L.P. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Cherry, Bekaert & Holland, L.L.P. their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2007.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.

The Audit Committee has approved a plan prepared by management of the Company to ensure compliance with the internal controls certification requirements set forth in Section 404 of the Sarbanes Oxley Act within the deadlines specified by the SEC. During 2005, management of the Company completed the documentation of the Company’s internal controls over financial reporting with the assistance of an outside accounting firm and implemented improved controls as recommended.

This report is submitted by the Audit Committee,

Gary N. Brown

James E. Hooper

Julius L. Young, Jr.

Marlene H. Cato

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2008 ANNUAL MEETING

It is anticipated that the 2008 Annual Meeting will be held on a date during April 2008. Any proposal of a shareholder which is intended to be presented at the 2008 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 17, 2007, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2008 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2007 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 528 College Road, Greensboro, North Carolina 27410 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2006 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 528 COLLEGE ROAD, GREENSBORO, NORTH CAROLINA 27410.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the Nasdaq Capital Market under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	Sales Prices(1)
	High	Low
2006
First Quarter	$15.00	$9.50
Second Quarter	13.33	12.77
Third Quarter	14.74	12.86
Fourth Quarter	18.25	13.70

2005
First Quarter	$13.75
Second Quarter	14.02	10.54
Third Quarter	13.46	11.42
Fourth Quarter	13.00	11.25

(1)	Restated for the 6-for-5 stock split effected in the form of a 20% stock dividend in November 2005.

There were approximately 1,250 shareholders of our common stock at December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and Carolina Capital Trust, and because Carolina Capital Trust has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we”, “our”, or “us,” unless otherwise noted.

Forward-looking Statements

This report contains forward-looking statements with respect to our financial condition and results of operations and business. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected include the following:

•	General economic conditions may deteriorate and negatively impact the ability of our borrowers to repay loans and our depositors to maintain balances.

•	Changes in interest rates could reduce our net interest income.

•	Competitive pressures among financial institutions may increase.

•	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that we are engaged in.

•	New products developed and new methods of delivering products could result in a reduction in our business and income.

•	Adverse changes may occur in the securities market.

Critical Accounting Policies

Our accounting and financial policies are in accordance with accounting principles generally accepted in the United States and conform to general practices in the banking industry. The more critical accounting and reporting policies include our accounting for the allowance for loan losses. Our accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgment. These estimates are based on our opinion of an amount that is adequate to absorb losses in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of our allowance for loan losses could result in material changes in our consolidated financial condition or consolidated financial results of operations. The methodology we employ to determine the allowance for loan losses involves a number of assumptions and estimates about uncertain matters. We periodically review our assumptions and methodology.

Stock Splits

The Company issued 6-for-5 stock splits effected in the form of 20% stock dividends in 2005 and 2004. All per share amounts have been adjusted to retroactively reflect the stock splits.

Comparison of Financial Condition

Assets. Our total assets increased by $46.4 million or 12.7% from $365.2 million at December 31, 2005, to $411.6 million at December 31, 2006. During 2006, cash and due from banks and Federal funds sold decreased by $15.8 million to $5.0 million while investment securities increased by $6.2 million to $74.7 million. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $53.1 million or 20.2% during 2006. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending markets, Guilford, Randolph, and Alamance Counties, North Carolina. We opened a loan production office in Burlington, North Carolina in the third quarter of 2005 and obtained deposit taking authority in 2006. A new office is under construction in 2007 to replace our limited service branch in Burlington. Our sixth office opened in High Point in January 2007.

Liabilities. Total liabilities increased by $43.3 million or 12.6% from $342.4 million at December 31, 2005, to $385.7 million at December 31, 2006. Deposits increased by $54.1 million during 2006 as interest checking, money market and time deposits all increased. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $11.1 million in time deposits from other depository institutions and $31.2 million brokered time deposits at December 31, 2006.

Stockholders’ equity. Our total stockholders’ equity increased $3.1 million at December 31, 2006 to $25.9 million from $22.8 million at December 31, 2005 due to an increase in retained earnings and an increase in accumulated other comprehensive income resulting from appreciation of investment securities available-for-sale.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, non-accrual loans and restructured loans, totaled $2,388,000 at December 31, 2006, compared to $5,419,000 at December 31, 2005. Non-performing assets, as a percentage of total assets, were .59% and 1.48% at December 31, 2006 and 2005, respectively. There were no loans 90 days or more past due and still accruing interest at December 31, 2006 and 2005. Foreclosed real estate was $0 and $111,000 at December 31, 2006 and 2005, respectively. Net loan charge-offs totaled $508,000 and $904,000 for the years ended December 31, 2006 and 2005, respectively.

Several of our commercial customers and real estate developers experienced financial difficulties in 2005 resulting in higher non-accrual loans and increased loan charge-offs. We increased our resources and focus in loan administration to reduce the level of non-performing assets at December 31, 2006 and to improve the quality of our lending during 2006.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 2006 and 2005, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2006 and 2005

General. We had net income for the year ended December 31, 2006 of $2,811,000 or $1.00 per diluted share, compared to net income for the year ended December 31, 2005 of $2,037,000 or $.73 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $12.2 million in 2006 compared to $10.2 million in 2005, an increase of 19.2%. Non-interest income, principally service charges and fees, mortgage banking income, increase in cash value of life insurance, plus gain or (loss) on repossessed assets amounted to $1,773,000 in 2006 and $1,230,000 in 2005, an increase of 44.2%. Our provision for loan losses was $1,196,000 and $1,306,000 in 2006 and 2005, respectively. We incurred non-interest expense of $8.4 million in 2006 and $6.9 million in 2005. The increase in non-interest expense of $1.5 million or 20.7% was largely the result of increased growth. Income taxes increased $405,000, or 34.7%, in 2006 to $1,574,000 because income before income taxes increased by 36.8% in 2006.

Net interest income. Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates and the volumes and mix of interest-earning assets and interest-bearing liabilities.

For the year ended December 31, 2006, net interest income increased by $2.0 million or 19.2% to $12.2 million from $10.2 million for the year ended December 31, 2005. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $369.3 million in 2006 compared to $312.2 million in 2005, an increase of $57.1 million or 18.3%. We experienced significant loan and deposit growth during 2006 with average loans up $46.8 million or 19.5% and average deposits increasing $56.2 million or 20.7% from 2005.

The net yield on interest-earning assets increased by 2 basis points to 3.30% in 2006 from 3.28% in 2005. The interest rate spread decreased by 10 basis points to 2.84% in 2006 from 2.94% in 2005. The increase in net yield occurred because of growth in average interest-earning assets which increased more than average interest-bearing liabilities. The interest rate spread decreased in 2006 from 2005 because the average cost of money market deposits, time deposits and other borrowings, rose more than the average yield on taxable investments and loans. During 2006, borrowers showed an increasing desire for fixed rate loans over variable rate loans because fixed rate loans carried a lower rate in the current interest rate environment of a flat or inverted yield curve. Our variable rate loans as a percentage of total loans declined to approximately 69% at December 31, 2006 from 79% at December 31, 2005. At the same time, depositors preferred short-term deposits because there was no incentive to extend to longer terms.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2006 and 2005.

Net Interest Income and Average Balance Analysis

	For the Year Ended December 31,
	2006			2005
	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$684	$33	4.82%	$352	$13	3.69%
Federal funds sold	8,507	414	4.87%	13,272	381	2.87%
Taxable Investments	73,463	3,236	4.40%	58,752	2,148	3.66%
Loans	286,644	23,175	8.08%	239,868	16,369	6.82%

Interest-earning assets	369,298	26,858		312,244	18,911
Interest-earning assets			7.27%			6.06%

Non interest-earning assets	14,954			13,622

Total assets	$384,252			$325,866

Interest-bearing liabilities
Interest checking	$10,276	59	0.57%	$10,191	21	0.21%
Money market and savings	139,213	6,194	4.45%	93,882	2,889	3.08%
Time certificates and IRAs	151,408	6,737	4.45%	142,708	4,470	3.13%
Other borrowings	30,119	1,679	5.57%	31,428	1,303	4.15%

Total interest-bearing liabilities	331,016	14,669		278,209	8,683
Cost on average
Interest-bearing liabilities			4.43%			3.12%

Non-interest-bearing liabilities
Demand deposits	26,493			24,458
Other liabilities	2,578			1,281

Total non-interest-bearing liabilities	29,071			25,739

Total liabilities	360,087			303,948
Stockholders’ equity	24,165			21,918

Total liabilities and equity	$384,252			$325,866
Net interest income		$12,189			$10,228

Net yield on average interest-earning assets			3.30%			3.28%

Interest rate spread			2.84%			2.94%

(1.)	Average balances are computed on a daily basis.

Rate/Volume analysis of net interest income. The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate / Volume Variance Analysis

	Year Ended December 31, 2006 vs. 2005
	Interest Increase (Decrease)	Increase (Decrease) Due To Change in
		Rate	Volume
	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$20	$5	$15
Federal Funds Sold	33	203	(170)
Taxable Investments	1,088	490	598
Loans	6,806	3,312	3,494

Total Interest-Earning Assets	7,947	4,010	3,937

Interest-Bearing Liabilities
Interest Checking	38	38	—
Money Market and Savings	3,305	1,587	1,718
Time Certificates and IRAs	2,267	1,979	288
Other Borrowings	376	430	(54)

Total Interest-Bearing Liabilities	5,986	4,034	1,952

Net Interest Income	$1,961	$(24)	$1,985

During the year 2006, the improvement in net interest income over 2005 was primarily the result of growth in interest-earning assets and interest-bearing liabilities. The overall rate adjustment had a negative impact on net interest income as the rates on interest-bearing liabilities increased more than the rates on interest-earnings assets.

Provision for loan losses. The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for known and expected loan losses in our loan portfolio. The provision for loan losses decreased in 2006 to $1,196,000 from $1,306,000 in 2005, primarily because of improved loan quality and lower charge-offs in 2006. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for known and expected losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $3.9 million or 1.23% of loans and $3.2 million or 1.22% of loans at December 31, 2006 and 2005, respectively. Charge-offs, net of recoveries, were approximately $508,000 and $904,000 during 2006 and 2005, respectively.

The following table describes the activity relating to our allowance for loan losses for the years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Year Ended December 31
	2006	2005
	(Dollars in thousands)
Beginning Balance	$3,210	$2,808
Provision for loan losses	1,196	1,306
Charge-Offs:
Commercial	(23)	(290)
Real Estate	(486)	(617)
Consumer	(38)	(19)

Total	(547)	(926)
Recoveries:	—	—
Commercial	11	—
Real Estate	12	22
Consumer	16	—

Ending Balance	$3,898	$3,210

Non-interest income. Other income consists principally of service charges and fees, mortgage banking income, investment services income, increase in cash value of life insurance, repossessed asset gains less losses, and dividends from other assets. Total other income for 2006 was $1,773,000 compared to $1,230,000 in 2005, an increase of 44.2%. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, rose 36.4% to $352,000 in 2006 from $258,000 in 2005. Investment services income, representing commissions earned from the sale of non-deposit products such as annuities and mutual funds, rose 29.8% to $212,000 in 2006 from $163,000 in 2005. Other non-interest income included $178,000 and $174,000 from the increase in cash value of life insurance in 2006 and 2005, respectively. Repossessed asset gains were $183,000 in 2006 compared to losses of $39,000 in 2005. The large repossessed asset gain in 2006 was primarily the sale of a multifamily property whose loan had been partially written off in 2005. Dividend income from an investment in a small business investment company recorded on the cost basis, currently $500,000, was $117,000 and $0 in 2006 and 2005, respectively.

Non-interest expenses. Non-interest expenses were $8.4 million in 2006 compared to $6.9 million in 2005, an increase of $1.5 million or 20.7%. Salaries and employee benefits increased 21.4% to $4,268,000 in 2006 from $3,515,000 in 2005 to facilitate our growth. The number of full time equivalent employees rose to 69 at December 31, 2006 from 59 at the end of 2005. Occupancy and equipment rose 17.5% to $1,099,000 in 2006 from $935,000 in 2005 as a result of a new corporate office in Greensboro for an entire year and the expansion of the Burlington office. Other expenses in 2006 included a legal settlement of $200,000 related to the sale of a repossessed asset; no future or continuing expenses are expected in connection with this settlement. Legal expenses related to the settlement were approximately $55,000 and included in professional fees in 2006. Without the legal settlement and related legal fees, non-interest expense rose 17.0% in 2006 from 2005.

Income taxes. Income tax expense amounted to $1,574,000, or 35.9% of income before income taxes in 2006, and $1,169,000, or 36.5% of income before income taxes in 2005.

Financial condition. Total assets were $411.6 million at December 31, 2006, an increase of $46.4 million or 12.7% over total assets of $365.2 million at December 31, 2005. Nearly all major asset categories of loans, investments, and other assets increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits and a reduction in short-term investments, Federal funds sold and due from banks that had accumulated in late 2005. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $11.1 million and $23.7 million in deposits from other depository institutions and $31.2 million and $11.9 million of brokered deposits at December 31, 2006 and December 31, 2005, respectively. The increase in these out of market deposits in 2006 along with increases in local deposits were used to fund loans and reduce more expensive Federal Home Loan Bank advances.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $53.1 million or 20.2% from $262.6 million at December 31, 2005 to $315.7 million at December 31, 2006. We believe our targeted marketing efforts, experienced lenders, local decision making, and emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 80.2% of our loans at December 31, 2006 were secured by some form of real estate. At December 31, 2006 loans secured by one-to-four family residential properties comprised 20.7% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 33.4%, 20.7% and 5.4% of our loan portfolio, respectively. Another 18.5% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Non-performing loans amounted to approximately $2,433,000 or 0.77% of loans outstanding and $5,308,000 or 2.02% of loans outstanding at December 31, 2006 and 2005, respectively. Our allowance for loan losses was 1.23% and 1.22% of loans outstanding at December 31, 2006 and 2005, respectively. Net loan charge-offs were .18% and ..38% of average loans during 2006 and 2005, respectively. Non-performing loans and net loan charge-offs declined in 2006 from 2005 because of additional resources in loan administration and increased focus on reducing the level of non-performing loans.

Investment securities increased to $74.7 million at December 31, 2006 from $68.5 million at December 31, 2005, an increase of 9.1%. Our investment securities portfolio consists primarily of U.S. government agency securities and mortgage-backed securities issued by the U.S. government and quasi U.S. government agencies. Approximately 95.1% of the investment securities at December 31, 2006 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Other assets consist of interest receivable on loans and investments, prepaid expenses, deferred tax assets, real estate owned and cash value of life insurance. The increase in other assets of $1.2 million to $10.0 million at December 31, 2006 from $8.8 million at December 31, 2005 resulted primarily from growth in interest receivable, deferred tax assets and cash value of life insurance.

We opened for business in November 1996 and have not paid any cash dividends to our stockholders. In April 2004 and November 2005, 6-for-5 stock splits effectuated in the form of 20% stock dividends were paid to stockholders of record. Stock dividends of 10% were also paid in both 2001 and 2000. Certain reclassifications were made to common stock from other equity accounts to record the stock dividends.

Investment Portfolio. At December 31, 2006 and 2005, our investment portfolio comprised approximately 18.1% and 18.7% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities

Amortized Cost and Market Values

	At December 31,
	2006		2005
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Available for Sale
US agency securities	$26,581	$26,337	$40,617	$40,073
Mortgage-backed securities	43,625	43,503	22,263	21,964
Trust preferred stock	—	—	750	755
Restricted stock	1,214	1,214	1,669	1,669

	71,420	71,054	65,299	64,461

Held to Maturity
US agency securities	1,799	1,753	1,797	1,734
Mortgage-backed securities	1,838	1,764	2,200	2,122

	3,637	3,517	3,997	3,856

Total	$75,057	$74,571	$69,296	$68,317

The following table presents maturities and weighted average yields of debt securities at the date indicated.

Analysis of Investment Securities

	At December 31, 2006
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$17,560	$9,203	$1,617	$—	$28,380	$28,090
Mortgage-backed securities	2	913	8,753	35,795	45,463	45,267

Total	$17,562	$10,116	$10,370	$35,795	$73,843	$73,357

Weighted Average Yields
US agency securities	3.42%	4.48%	4.62%	—	3.83%
Mortgage-backed securities	6.57%	4.08%	4.98%	5.27%	5.19%

	3.42%	4.44%	4.92%	5.27%	4.67%

Loan Portfolio. We believe the loan portfolio is adequately diversified although heavily secured by real estate. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

	At December 31,
	2006		2005
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$65,427	20.72%	$52,666	20.05%
1-4 Family Residential Properties	65,453	20.73%	49,794	18.96%
Multifamily Residential Properties	17,021	5.39%	9,967	3.80%
Nonfarm Nonresidential Properties	105,290	33.35%	96,710	36.83%

Total Loans Secured by Real Estate	253,191	80.19%	209,137	79.64%

Commercial and Industrial Loans	58,421	18.50%	47,144	17.95%
Consumer	2,632	0.84%	3,989	1.52%
All Other Loans	1,488	0.47%	2,339	0.89%

Total Loans	$315,732	100.00%	$262,609	100.00%

The table that follows shows the loan portfolio at December 31, 2006 by loan type, maturity and whether the interest rate is fixed or variable. Loans on non-accrual have been excluded.

Analysis of Certain Loan Maturities

As of December 31, 2006

	Real Estate		Consumer		Commercial & Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$82,442	32.73%	$1,144	43.63%	$35,319	60.03%	$118,905	37.95%

Due after one year through five years:
Fixed Rate	56,750	22.53%	1,014	38.67%	9,195	15.63%	66,959	21.37%
Variable Rate	53,942	21.42%	338	12.89%	11,917	20.25%	66,197	21.13%

	110,692	43.95%	1,352	51.56%	21,112	35.88%	133,156	42.50%

Due after five years:
Fixed Rate	28,230	11.21%	126	4.81%	644	1.09%	29,000	9.26%
Variable Rate	30,518	12.12%	—	0.00%	1,765	3.00%	32,283	10.30%

	58,748	23.32%	126	4.81%	2,409	4.09%	61,283	19.56%
	$251,882	100.00%	$2,622	100.00%	$58,840	100.00%	$313,344	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 80.2% and 79.6% of our loan portfolio at December 31, 2006 and 2005, respectively. Residential real estate loans consist mainly of first and second mortgages on single-family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses. The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

Our allowance for loan losses is composed of two parts, a specific portion related to non-performing and problem loans and a general section related to performing loans. The specific portion of our allowance for loan losses, which relates to problem loans, increased to $433,000 at December 31, 2006 from $366,000 at December 31, 2005 due to additional reserves required on former restructured loans moved to non-accrual status, additional reserves on several new non-performing loans less net loan write-offs of $508,000 during the first half of 2006. The difference between our allowance for loan losses and the specific portion of the loan loss reserve noted above was $3,465,000 and $2,844,000 at December 31, 2006 and 2005, respectively. These reserves apply to performing loans and were determined by applying estimated loss ratios inherent in the loan portfolio, ranging from .40% on residential real estate loans to 3.00% on non secured consumer revolving loans, to categories of performing loans at each period end. The general section also includes reserves on watch list loans which are still performing but carry a higher degree of risk because of declining credit factors. A summary of our loan loss experience for the years ended December 31, 2006 and 2005 is presented above.

The following table presents the allocation of the allowance for loan losses at December 31, 2006 and 2005, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At December 31,
	2006		2005
	Amount	% Loans in Each Category	Amount	% Loans in Each Category
	(Dollars in thousands)
Balance at end of period applicable to:

Commercial	$1,118	18.50%	$883	17.95%

Real Estate	2,669	80.19	2,186	79.64

Consumer	59	0.84	96	1.52

All Other Loans	52	0.47	45	0.89

Total	$3,898	100.00%	$3,210	100.00%

Non-performing loans. When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectability, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The following table sets forth information on non-accrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

Non-Performing Assets

	At December 31,
	2006	2005
	(Dollars in thousands)
Nonaccrual loans	$2,388	$2,834
Restructured loans	45	2,474

Total nonperforming loans	2,433	5,308
Real estate owned	—	111

Total nonperforming assets	$2,433	$5,419

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	3,898	3,210
Nonperforming loans to period end loans	0.77%	2.02%
Allowance for loan losses to nonperforming loans	160.21%	60.47%
Nonperforming assets to total assets	0.59%	1.48%

Deposits. The maturity distribution of time deposits of $100,000 or more at December 31, 2006 and 2005 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

	At December 31,
	2006	2005
	(Dollars in thousands)
Remaining maturity:
Three months or less	$18,827	$6,974
Over three through six months	14,916	8,139
Over six through twelve months	39,927	35,863
Over twelve months	12,044	15,571

	$85,714	$66,547

Interest rate sensitivity. Interest rate sensitivity management is concerned with the timing and magnitude of re-pricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We measure interest rate risk by using simulation analysis. Simulation analysis indicates, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases slightly when short-term interest rates rise and declines when short-term interest rates fall. We have become more balanced in our asset/liability position over the past two years due to strong growth in our money market accounts which can re-price immediately upon changes in short-term interest rates as do approximately 69% of our loans which mostly change with the prime rate. A larger percentage of our loan customers have selected fixed rate loans in the past year which has also contributed to a more balanced asset/liability position, a situation where our net interest margin is stable when short-term interest rates change. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their re-pricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be re-priced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest re-pricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Repricing Schedule as of December 31, 2006

	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Interest-Bearing Deposits	$221	$—	$—	$—	$221
Investment Securities	7,117	16,934	24,884	26,167	75,102
Loans	210,279	7,105	24,708	71,252	313,344

Total	217,617	24,039	49,592	97,419	388,667

Interest-Bearing Liabilities
Savings, NOW and Money Market	167,124	—	—	—	167,124
Time Deposits	34,025	110,740	19,230	2,312	166,307
Federal Home Loan Bank Advances	5,307	20	57	3,524	8,908
Securities sold under agreements to repurchase	2,031	—	—	—	2,031
Federal Funds Purchased	1,574	—	—	—	1,574
Trust preferred securities	10,310	—	—	—	10,310

Total	220,371	110,760	19,287	5,836	356,254

Interest Sensitive Gap	$(2,754)	$(86,721)	$30,305	$91,583	$32,413

Cumulative Gap	$(2,754)	$(89,475)	$(59,170)	$32,413	$32,413

Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	98.75%	21.70%	257.13%	1669.28%	109.10%
Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	98.75%	72.98%	83.11%	109.10%	109.10%

Return on equity and assets. The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Year Ended December 31,
	2006	2005
Return on Average Assets	0.73%	0.63%
Return on Average Stockholders’ Equity	11.63%	9.29%
Dividend Payout Ratio	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	6.29%	6.72%

Capital resources. Carolina Bank Holdings, Inc. and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. Carolina Bank Holdings, Inc. and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2006 and 2005. On December 29, 2004, we issued $10.3 million in junior subordinated debentures, of which $3.1 million was used to payoff an existing junior subordinated debenture. The $7 million net new subordinated debentures qualify as regulatory capital for us, and $5 million of the net proceeds was reinvested in Carolina Bank to increase the Bank’s capital.

Inflation. Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Carolina Bank Holdings, Inc. and Subsidiary

Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings, Inc. and Subsidiary at December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 12, 2007

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
	(in thousands)
Assets
Cash and due from banks	$4,983	$17,240
Federal funds sold	—	3,519

Cash and cash equivalents	4,983	20,759
Securities available-for-sale, at fair value	71,054	64,461
Securities held-to-maturity	3,637	3,997
Loans	315,732	262,609
Less allowance for loan losses	(3,898)	(3,210)

Net loans	311,834	259,399
Premises and equipment, net	10,078	7,728
Other assets	10,006	8,826

Total assets	$411,592	$365,170

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing demand	$26,984	$27,168
NOW, money market and savings	167,124	135,360
Time	166,307	143,806

Total deposits	360,415	306,334

Advances from the Federal Home Loan Bank	8,908	21,300
Securities sold under agreements to repurchase	2,031	2,844
Junior subordinated debentures	10,310	10,310
Other liabilities and accrued expenses	3,999	1,595

Total liabilities	385,663	342,383

Commitments (note 13)
Stockholders’ equity
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 2,722,388 in 2006 and 2,720,496 in 2005	2,722	2,720
Additional paid-in capital	15,597	15,580
Retained earnings	7,851	5,040
Stock in directors rabbi trust	(453)	(333)
Directors deferred fees obligation	453	333
Accumulated other comprehensive loss	(241)	(553)

Total stockholders’ equity	25,929	22,787

Total liabilities and stockholders’ equity	$411,592	$365,170

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(in thousands, except per share data)
Interest income
Loans	$23,175	$16,369	$11,325
Investment securities, taxable	3,236	2,148	1,292
Interest from federal funds sold	414	381	141
Other	33	13	17

Total interest income	26,858	18,911	12,775

Interest expense
NOW, money market, savings	6,253	2,910	658
Time deposits	6,737	4,470	3,220
Other borrowed funds	1,679	1,303	582

Total interest expense	14,669	8,683	4,460

Net interest income	12,189	10,228	8,315
Provision for loan losses	1,196	1,306	769

Net interest income after provision for loan losses	10,993	8,922	7,546

Non-interest income
Service charges	684	636	784
Mortgage banking income	352	258	243
Repossessed asset gains (losses)	183	(39)	—
Other	554	375	236

Total non-interest income	1,773	1,230	1,263

Non-interest expense
Salaries and benefits	4,268	3,515	3,270
Occupancy and equipment	1,099	935	816
Professional fees	827	880	725
Outside data processing	575	532	452
Advertising and promotion	472	348	305
Stationery, printing and supplies	373	327	334
Other	767	409	434

Total non-interest expense	8,381	6,946	6,336

Income before income taxes	4,385	3,206	2,473
Income tax expense	1,574	1,169	840

Net income	$2,811	$2,037	$1,633

Net income per common share
Basic	$1.03	$0.75	$0.61

Diluted	$1.00	$0.73	$0.59

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2006, 2005 and 2004

	Total	Common Stock	Additional Paid-In Capital	Stock in Directors Rabbi Trust	Directors Deferred Fees Obligation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance, December 31, 2003	$19,564	$1,874	$16,241	$—	$—	$1,371	$78

Comprehensive income
Net income	1,633	—	—	—	—	1,633	—
Other comprehensive income - Unrealized loss on securities available for sale, net of tax of $56	(111)	—	—	—	—	—	(111)

Comprehensive income	1,522
Directors deferred fees	—	—	—	(223)	223	—	—
Exercised options	34	4	30	—	—	—	—
20% stock dividend	—	375	(375)	—	—	—	—

Balance, December 31, 2004	$21,120	$2,253	$15,896	$(223)	$223	$3,004	$(33)

Comprehensive income
Net income	2,036	—	—	—	—	2,036	—
Other comprehensive income -
Unrealized loss on securities available for sale, net of tax of $269	(520)	—	—	—	—	—	(520)

Comprehensive income	1,516
Directors deferred fees	—	—	—	(110)	110	—	—
Exercised options	151	14	137	—	—	—	—
20% stock dividend	—	453	(453)	—	—	—	—

Balance, December 31, 2005	$22,787	$2,720	$15,580	$(333)	$333	$5,040	$(553)

Comprehensive income
Net income	2,811	—	—	—	—	2,811	—

Other comprehensive income - Unrealized gain on securities available for sale, net of tax of $160	312	—	—	—	—	—	312

Comprehensive income	3,123
Directors deferred fees				(120)	120
Exercised options	19	2	17	—	—	—	—

Balance, December 31, 2006	$25,929	$2,722	$15,597	$(453)	$453	$7,851	$(241)

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(in thousands)
Cash flows from operating activities
Net income	$2,811	$2,037	$1,633
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	1,196	1,306	769
Depreciation	403	397	332
Deferred income tax (benefit)	(271)	(144)	(258)
Amortization (accretion), net	(86)	(66)	89
(Gain) loss on sale of repossessed assets	(183)	39	—
Increase in other assets	(1,182)	(852)	(1,701)
Increase (decrease) in accrued expenses and other liabilities	2,404	483	(216)

Net cash provided by operating activities	5,092	3,200	648

Cash flows from investing activities
Purchases of investment securities available-for-sale	(33,735)	(27,412)	(25,967)
Maturities and calls of securities available-for-sale	22,335	2,050	2,711
Repayments from mortgage-backed securities available-for-sale	5,375	3,228	3,708
Repayments from mortgage-backed securities held-to-maturity	352	554	774
Origination of loans, net of principal collected	(54,084)	(42,201)	(51,006)
Additions to premises and equipment	(2,753)	(331)	(789)
Proceeds from sales of repossessed assets	747	1,628	—

Net cash (used for) investing activities	(61,763)	(62,484)	(70,569)

Cash flows from financing activities
Net increase in deposits	54,081	48,179	74,586
Borrowings from Federal Home Loan Bank	16,300	3,000	26,500
Repayments to Federal Home Loan Bank	(28,692)	(68)	(24,066)
Increase (decrease) in securities sold under agreements to repurchase	(813)	372	(1,044)
Proceeds from exercised stock options	19	151	34
Proceeds from subordinated debentures	—	—	10,000
Repayment of subordinated debentures	—	—	(3,000)

Net cash provided by financing activities	40,895	51,634	83,010

Net increase (decrease) in cash and cash equivalents	(15,776)	(7,650)	13,089
Cash and cash equivalents at beginning of period	20,759	28,409	15,320

Cash and cash equivalents at end of period	$4,983	$20,759	$28,409

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$14,084	$8,339	$4,186

Cash paid during the year for income taxes	$2,080	$1,300	$1,100

Supplemental disclosure of non-cash transactions
Transfer of loans to foreclosed assets	$453	$921	$731

Transfer of loans to fixed assets	$—	$1,215	$—

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. In August 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated in August 1996, and began banking operations in November 1996. It is engaged in lending and deposit gathering activities in Guilford, Alamance and Randolph Counties, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina, a branch office in Asheboro, North Carolina and an office in Burlington, North Carolina. A new branch was opened in High Point, North Carolina on January 2, 2007.

The following is a description of the significant accounting and reporting policies that the Holding Company and Subsidiary (collectively the “Company”) follows in preparing and presenting their consolidated financial statements.

(a)	Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, the Bank. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

(c)	Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

•	securities held to maturity - reported at amortized cost,

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 - Summary of significant accounting policies (continued)

•	trading securities - reported at fair value with unrealized gains and losses included in earnings, or;

•	securities available-for-sale - reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect).

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Purchases and sales of investments are recorded on a trade-date basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock which is carried at cost and is required for advances or borrowings. The amounts invested were $1,126,200 and $1,581,000 at December 31, 2006 and 2005, respectively.

(d)	Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on the accrual basis. Loan origination fees and certain origination costs are capitalized with the net fee or cost recognized as an adjustment to interest income using the interest method.

The Company uses the allowance method in providing for loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and non-accrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 - Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)	Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of fair value less costs to sell or carrying value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.

(f)	Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(g)	Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(h)	Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(i)	Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies (continued)

(j)	Stock options

The stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). In 2003, the stockholders approved an amendment to the Employee Plan increasing the number of options available for issuance under the Plan by 144,000. The Director Plan and Employee Plan provide for the issuance of options to purchase up to 112,850 and 256,850 common shares of the Company, respectively. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the date of grant.

The Company adopted SFAS No. 123, Share-Based Payment, on January 1, 2006 under the modified prospective application method. The adoption of this statement did not impact the consolidated financial statements since there were no outstanding unvested options as of the date of adoption or stock option grants during 2006. In accordance with SFAS No. 123, Accounting for Stock-based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement No. 123, the Company used the disclosure-only option and elected to apply the provisions of APB No. 25 for financial statement purposes prior to 2006.

Pro forma information regarding net income and earnings per share for 2005 and 2004 have been determined as if the Company had accounted for its employee stock options using the fair value method, and is presented below.

	2005	2004
Net Income
As reported	$2,037,000	$1,633,000
Deduct: Stock-based employee compensation	187,000	212,000
Pro forma	1,850,000	1,421,000
Basic net income per share
As reported	$.75	$.61
Pro forma	.68	.56
Diluted net income per share
As reported	$.73	$.59
Pro forma	.66	.54

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest rate of 4.47% in 2005 and 4.00% in 2004, and weighted average expected lives of seven years. The weighted average fair value per share of options granted for the years ended December 31, 2005 and 2004 were $4.21 and $4.04, respectively, with all years adjusted for stock splits.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies (continued)

(j)	Stock options (continued)

Following is a summary of stock options outstanding under both plans, adjusted for the stock splits described in Note 11:

	Director Plan	Weighted Average Exercise Price	Employee Plan	Weighted Average Exercise Price
Balance at December 31, 2003	75,530	$6.20	127,274	$7.39
Issued	—	—	41,520	10.84
Exercised	—	—	(5,396)	6.33
Forfeited	—	—	(3,622)	6.68

Balance at December 31, 2004	75,530	6.20	159,776	8.34
Issued	—	—	44,500	12.45
Exercised	(16,463)	6.07	(740)	7.15
Forfeited	—	—	(3,228)	10.00

Balance at December 31, 2005	59,067	6.24	200,308	9.23
Issued	—	—	—	—
Exercised			(1,892)	10.17
Forfeited	—	—	—	—

Balance at December 31, 2006	59,067	$6.24	198,416	$9.22

At December 31, 2006, 2005, and 2004, all options under the Director Plan were exercisable at weighted average exercise prices of $6.24, $6.24 and $6.20, respectively. Under the Employee Plan, exercisable options at 2006, 2005, and 2004 were 198,416, 200,308, and 159,776, respectively, with weighted average exercise prices of $9.22, $9.23, and $8.34, respectively.

The range of exercise prices at December 31, 2006 for the Director Plan was $5.68 - $6.60 and for the Employee Plan was $5.68 - $12.49. The weighted average remaining contractual term for Director Plan options was 29 months and for the Employee Plan was 67 months.

(k)	Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies (continued)

(k)	Fair value of financial instruments (continued)

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity: Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans: For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments: The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximate their fair value.

Advances from the Federal Home Loan Bank: For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Junior subordinated debentures: The carrying value of junior subordinated debentures approximate their fair value, since the interest rate is variable on these debentures.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

(l)	Advertising

Advertising costs are expensed as incurred.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies (continued)

(m)	Operating segments

The Financial Accounting Standards Board (“FASB”) issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that all of its activities constitute only one reportable operating segment.

(n)	Impact of recently adopted accounting standards

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, which simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid bifurcation and eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of FAS No. 155 is not expected to have a material impact on the consolidated financial statements of the Company.

In June 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the consolidated financial statements of the Company.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies (continued)

(n)	Impact of recently adopted accounting standards (continued)

In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), which requires a business entity to recognize the over-funded or under-funded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. The provisions of this statement are effective as of the end of the first fiscal year after December 15, 2006. The adoption of this new standard is not expected to have a material impact on the consolidated financial statements of the Company.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In February 2007, The FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities- including an amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. While most of the provisions are elective, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by statement No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity will generally report the change in unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied to entire instruments and not to portions of instruments. This statement is effective for fiscal years beginning after November 15, 2007 with earlier adoption permitted if the decision to do so is made within the first 120 days of that earlier fiscal year. The Company is currently evaluating the impact of this statement on its future financial statements.

Note 2 – Cash and due from banks

At December 31, 2006 and 2005, interest-bearing deposits in other financial institutions amounted to $221,000 and $12,770,000, respectively.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 3 – Securities

A summary of the amortized cost and estimated fair values of securities available-for-sale and held-to-maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2006

Available for sale
U.S. agency obligations	$26,581	$16	$260	$26,337
FNMA, FHLMC, and GNMA mortgage-backed securities	43,625	142	264	43,503
Restricted stock	1,214	—	—	1,214

	$71,420	$158	$524	$71,054

Held to maturity
U.S. agency obligations	$1,799	$—	$46	$1,753
FNMA and GNMA mortgage-backed securities	1,838	—	74	1,764

	$3,637	$—	$120	$3,517

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2005

Available for sale
U.S. agency obligations	$40,617	$—	$544	$40,073
FNMA, FHLMC, and GNMA mortgage-backed securities	22,263	25	324	21,964
Restricted stock	1,669	—	—	1,669
Other securities	750	5	—	755

	$65,299	$30	$868	$64,461

Held to maturity
U.S. agency obligations	$1,797	$—	$63	$1,734
FNMA and GNMA mortgage-backed securities	2,200	3	81	2,122

	$3,997	$3	$144	$3,856

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 3 – Securities (continued)

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2006 were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due in one year or less	$17,560	$17,388	$—	$—
Due from one to five years	7,404	7,361	1,799	1,753
Due from five to ten years	1,617	1,588
Over ten years	—	—	—	—
Mortgage-backed securities	43,625	43,503	1,838	1,764

	$70,206	$69,840	$3,637	$3,517

There were no sales of securities and no realized gains from called or sold securities during 2006, 2005 and 2004.

At December 31, 2006, securities with a carrying value of approximately $12,209,000 were pledged to secure public deposits and other purposes.

Management evaluates securities for other-than-temporary impairment at least quarterly. Consideration is given to the length of time and the extent to which the fair values have been less than amortized cost, the financial condition and near-term prospects of the security issuers, and the intent and ability to retain impaired investments for a period to allow recovery in fair value.

At December 31, 2006, debt securities with $50,108,000 in fair value had total unrealized losses of less than 2% of amortized cost. These securities were U.S. agency obligations or GNMA, FNMA and FHLMC mortgage-backed securities. As management has the ability and intent to hold these debt securities until maturity, no declines are deemed to be other-than-temporary.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 3 – Securities (continued)

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, by category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2006:
U.S. agency obligations	$3,997	$3	$21,667	$303	$25,664	$306
FNMA, FHLMC, GNMA mortgage backed securities	9,839	22	14,605	316	24,444	338

Total	$13,836	$25	$36,272	$619	$50,108	$644

December 31, 2005:
U.S. agency obligations	$16,351	$119	$24,356	$487	$40,707	$606
FNMA and FHLMC mortgage backed securities	17,979	208	4,810	198	22,789	406

Total	$34,330	$327	$29,166	$685	$63,496	$1,012

Note 4 – Loans and allowance for loan losses

Loans at December 31, 2006 and 2005 were as follows:

	2006	2005
	( in thousands)
Real estate - construction	$65,427	$52,666
Real estate - mortgage	188,001	156,701
Commercial	58,421	47,144
Installment and other	4,120	6,328

Total loans	315,969	262,839

Less: Deferred loan fees, net	(237)	(230)
Allowance for loan losses	(3,898)	(3,210)

	$311,834	$259,399

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 4 – Loans and allowance for loan losses (continued)

The activity in the allowance for loan losses for 2006, 2005 and 2004 is summarized as follows:

	2006	2005	2004
	( in thousands)
Balance at beginning of year	$3,210	$2,808	$2,150
Provision charged to operations	1,196	1,306	769
Loan charge-offs	(547)	(926)	(131)
Loan recoveries	39	22	20

Balance at end of year	$3,898	$3,210	$2,808

At December 31, 2006 and 2005, the total recorded investment in impaired loans amounted to approximately $2,388,000 and $2,834,000, respectively. These loans were also on non-accrual. The average recorded investment in impaired loans amounted to $3,328,000, $3,169,000, and $577,000 for the years ended December 31, 2006, 2005, and 2004, respectively. The allowance for loan losses related to impaired loans was $433,000 at December 31, 2006 and $366,000 at December 31, 2005.

There was no interest income recognized on impaired loans for 2006, 2005 and 2004.

The Company has made loans in the ordinary course of business to certain directors and executive officers of the Company and to their affiliates and associates. The total amount of such loans was $6,466,000 and $6,333,000 at December 31, 2006 and 2005, respectively. During 2006, $3,381,000 in new loans were made and repayments were $3,248,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 5 – Premises and equipment

Premises and equipment at December 31, 2006 and 2005 were as follows:

	2006	2005
	(in thousands)
Land	$3,760	$2,258
Building and improvements	4,705	4,705
Leasehold improvements	406	404
Furniture and equipment	2,389	2,124
Construction in progress	931	4
Land improvements	109	109

	12,300	9,604
Less accumulated depreciation	(2,222)	(1,876)

Premises and equipment, net	$10,078	$7,728

Interest capitalized was $14,000 and $0 in 2006 and 2005, respectively. Depreciation expense was $403,000, $397,000 and $332,000 in 2006, 2005 and 2004, respectively.

Note 6 – Other investments

During 2003, the Company subscribed to the Triangle Mezzanine Fund, a limited partner investment company. The Company’s subscription was $500,000. At December 31, 2006 and 2005, the Company had invested $500,000 and $250,000, respectively, with the Fund. The Company also invested $305,000 in September 2004 in the initial stock offering of Community Trust Company of the Southeast, Inc., a North Carolina trust bank, which offers trust services to clients of community banks. These investments, which are carried at cost, have been included in other assets.

Note 7 – Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $85,714,000 and $66,547,000 at December 31, 2006 and 2005 respectively.

The Company has accepted deposits during the ordinary course of business from certain directors and executive officers of the Company and from their affiliates and associates. The total amount of these deposits outstanding was $6,894,000 and $6,316,000 at December 31, 2006 and 2005, respectively.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 7 – Deposits

At December 31, 2006, the scheduled maturities of time deposits were as follows:

(in thousands)
2007	$144,710
2008	17,296
2009	1,988
2010	1,450
2011	812
Thereafter	51

$166,307

Note 8 – Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2006 and 2005:

	2006	2005
	( in thousands)
Fixed rate advance at 6.05%	$3,000	$3,000
Variable rate advance - one month LIBOR	—	3,000
Variable rate advances - one month LIBOR plus .05%	—	13,500
Variable rate advances - one month LIBOR minus .01%	5,300
Amortizing fixed rate advance at 2.00%	—	1,166
Amortizing fixed rate advance at 1.00%	608	634

	$8,908	$21,300

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential and commercial real estate loan portfolios. The contractual maturities of these advances are as follows:

(in thousands)
2007	$5,327
2008	28
2009	29
2010	3,030
2011	31
Thereafter	463

$8,908

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 9 – Junior subordinated debentures

In December 2004, the Company issued $10,310,000 of unsecured junior subordinated debentures which carry a floating interest rate of three month LIBOR plus 2%. The proceeds from the sale of the debentures were used to repay $3,100,000 of unsecured junior subordinated debentures which were issued in March 2001 and were used to fund projected loan growth.

These debentures were issued to Carolina Capital Trust (“Carolina Trust”), a wholly owned subsidiary of the Company which is not consolidated in these financial statements pursuant to FASB Interpretation No. 46, Consolidated Variable Interest Entities. Carolina Trust acquired these debentures using the proceeds of its offerings of common securities to the Company and $10 million of Trust Preferred Securities to outside investors. The Trust Preferred Securities, which qualify as Tier 1 and Tier 2 capital under Federal Reserve Board guidelines, accrue and pay interest quarterly at three month LIBOR (5.36% at December 31, 2006) plus 2% per annum. The Company has entered into contractual arrangements which, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the obligations of Carolina Trust under the Trust Preferred Securities.

The Trust Preferred Securities are redeemable upon maturity of the debentures on January 7, 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Carolina Trust in whole or in part, on or after January 7, 2010.

Note 10 – Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2006	2005	2004
	(in thousands)
Current
Federal	$1,512	$1,070	$906
State	333	243	192

	1,845	1,313	1,098

Deferred
Federal	(233)	(105)	(180)
State	(38)	(39)	(78)

	(271)	(144)	(258)

	$1,574	$1,169	$840

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 10 – Income taxes (continued)

A reconciliation of reported income tax expense for the years ended December 31, 2006, 2005 and 2004 to the amount of tax expense computed by multiplying income before taxes by the statutory federal income tax rate of 34% follows:

	2006	2005	2004
	(in thousands)
Tax provision at statutory rate	$1,491	$1,090	$841
Increase (decrease) in income taxes resulting from
State income taxes net of federal benefit	195	167	49
Increase in cash value of life insurance	(117)	(107)	(60)
Other	5	19	10

	$1,574	$1,169	$840

The primary components of deferred income taxes are as follows:

	2006	2005
	(in thousands)
Deferred tax assets
Allowance for loan losses	$1,279	$1,011
Deferred compensation expense	315	215
Other	(7)	(3)
Unrealized loss on securities	124	284

Gross deferred tax assets	1,711	1,507

Deferred tax liabilities
Depreciable basis of premises and equipment	142	125
Deferred loan costs	174	98

Gross deferred tax liabilities	316	223

Net deferred tax assets	$1,395	$1,284

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 11 – Stockholders’ equity

The Board of Directors has declared 6-for-5 stock splits effected in the form of 20% stock dividends payable to stockholders of record as of November 15, 2005 and April 20, 2004. As a result, $453,000 and $375,000 were reclassified from additional paid-in capital to common stock in 2005 and 2004, respectively. Per share amounts for all periods presented have been restated to reflect the effect of these stock splits.

Note 12 – Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

The Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Holding Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). At December 31, 2006 and 2005, management believes that the Company and the Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are presented in the table that follows.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 12 – Regulatory matters (continued)

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	($ in thousand)
December 31, 2006:
Total Capital
(To risk weighted assets)
Consolidated	$40,069	11.45%	$27,994	≥	8%	$34,993	≥	10%
Carolina Bank	37,970	10.87%	27,945	≥	8%	34,932	≥	10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	34,894	9.97%	13,997	≥	4%	20,996	≥	6%
Carolina Bank	34,072	9.75%	13,973	≥	4%	20,959	≥	6%
Tier 1 Capital
(To average assets)
Consolidated	34,894	8.76%	15,937	≥	4%	19,921	≥	5%
Carolina Bank	34,072	8.61%	15,837	≥	4%	19,796	≥	5%

December 31, 2005:
Total Capital
(To risk weighted assets)
Consolidated	$36,550	12.17%	$24,021	≥	8%	$30,027	≥	10%
Carolina Bank	33,980	11.33%	23,983	≥	8%	29,979	≥	10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	31,120	10.36%	12,011	≥	4%	18,016	≥	6%
Carolina Bank	30,770	10.26%	11,992	≥	4%	17,988	≥	6%
Tier 1 Capital
(To average assets)
Consolidated	31,120	8.98%	13,857	≥	4%	17,322	≥	5%
Carolina Bank	30,770	8.95%	13,756	≥	4%	17,196	≥	5%

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 13 – Commitments

Operating leases

The Company leases land and two buildings under operating leases entered into during 1996 and 2005. The 2005 lease is for temporary quarters until a new branch office is completed in 2007 and has no future minimum lease payments. A lease was entered into in December 2006 to lease land for the future construction of a new main office in downtown Greensboro with lease payments expected to begin in mid-2007. Total future minimum lease payments, excluding renewal options, at December 31, 2006, under the leases are as follows:

( in thousands)
2007	$229
2008	307
2009	316
2010	325
2011	140
Later years	3,737

$5,054

Total lease expense was approximately $210,000, $175,000 and $161,000 for 2006, 2005 and 2004, respectively.

Loans

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2006 and 2005, pre-approved but unused lines of credit for loans totaled approximately $86,160,000 and $64,581,000. In addition, the Company had $7,189,000 and $4,914,000 in standby letters of credit at December 31, 2006 and 2005, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 14 – Employee benefit plans

All employees of the Company who meet certain eligibility requirements can elect to participate in the Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 100% matching contribution up to a maximum of six percent of compensation which is vested immediately. The Company’s matching expense was $175,000, $106,000 and $74,000 for 2006, 2005, and 2004, respectively.

In 2003, the Company established a nonqualified deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 25% matching contribution for monthly board meetings and the amounts deferred are invested solely in Company stock that is held in a rabbi trust. The Company stock held by the trust and the related deferred compensation liability are recorded at an amount equal to the original compensation deferred. Changes in the fair value of the stock are not recognized in the Company’s financial statements. At December 31, 2006, deferred directors’ fees of $438,000 had been used to purchase 39,409 shares of the Company’s stock held by the trust after distribution of 2,921shares to retiring directors. Deferred directors’ fees of $15,000 were also remitted to the trust before December 31, 2006 to buy stock in 2007. Prior to 2003, directors could elect to defer their fees however there was no separate trust, matching provision or investment in Company stock.

During December 2002, the Company added a supplemental executive retirement plan for certain executive officers. The future benefits of the plan will be funded primarily by life insurance policies on these employees with the Company designated as the beneficiary. Expenses were $119,000 in 2006 and $101,000 in 2005 related to this plan. At December 31, 2006 and 2005, other liabilities include $364,000 and $245,000, respectively, for this supplemental retirement plan. The cash surrender value of the related insurance policies has been included in other assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 15 – Fair value of financial statements

The following represents the estimated fair values and carrying amounts of financial instruments at December 31:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)		(in thousands)
Financial Assets:
Cash and due from banks	$4,983	$4,983	$17,240	$17,240
Federal funds sold	—	—	3,519	3,519
Securities available for sale	71,054	71,054	64,461	64,461
Securities held to maturity	3,637	3,517	3,997	3,856
Net loans	311,834	310,657	259,399	257,889
Accrued interest receivable	2,255	2,255	1,725	1,725

Financial Liabilities:
Demand and savings deposits	194,108	194,108	162,528	162,528
Time deposits	166,307	165,457	143,806	142,789
Federal Home Loan Bank advances	8,908	9,007	21,300	21,458
Securities sold under agreements to repurchase	2,031	2,031	2,844	2,844
Federal funds purchased	1,574	1,574	—	—
Trust preferred securities	10,310	10,310	10,310	10,310
Accrued interest payable	1,492	1,492	894	894

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 16 – Income (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2006, 2005 and 2004 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands)
2006
Basic income per share:
Income available to common stockholders	$2,811	2,721,298	$1.03
Effect of dilutive securities Stock options	—	97,927	(0.03)
Diluted income per share:

Income available to common stockholders and assumed conversions	$2,811	2,819,225	$1.00

2005
Basic income per share:
Income available to common stockholders	$2,037	2,716,866	$0.75
Effect of dilutive securities Stock options	—	79,021	(0.02)
Diluted income per share:

Income available to common stockholders and assumed conversions	$2,037	2,795,887	$0.73

2004
Basic income per share:
Income available to common stockholders	$1,633	2,699,926	$0.61
Effect of dilutive securities Stock options	—	67,661	(0.02)
Diluted income per share:

Income available to common stockholders and assumed conversions	$1,633	2,767,587	$0.59

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 17 – Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

Condensed Balance Sheet

	December 31,
	2006	2005
	(in thousands)
Assets:
Cash	$1,176	$509
Securities available-for-sale	999	2,200
Investment in Carolina Capital Trust	310	310
Investment in Carolina Bank	33,831	30,219
Other assets	98	13

Total assets	$36,414	$33,251

Liabilities and stockholders’ equity:
Accrued expenses	$175	$154
Junior subordinated debentures	10,310	10,310
Stockholders’ Equity	25,929	22,787

Total liabilities and stockholders’ equity	$36,414	$33,251

Condensed Statement of Operations

	Years ended December 31, 2006, 2005, and 2004
	2006	2005	2004
	(in thousands)
Interest income	$120	$79	$74
Other income	—	6	5

Total income	120	85	79

Interest expense	744	559	162
Other expense	120	8	109

Total expense	864	567	271

Income tax benefit	253	164	65

(Loss) before equity in undistributed net income of subsidiaries	(491)	(318)	(127)
Equity in undistributed income of subsidiaries	3,302	2,355	1,760

Net income	$2,811	$2,037	$1,633

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2006 and 2005

Note 17 – Condensed financial statements of parent company (continued)

Condensed Statement of Cash Flows

Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(in thousands)
Operating activities:
Net income	$2,811	$2,037	$1,633
Adjustments to reconcile net income to net cash (used by) provided by operating activities:
Equity in undistributed income of subsidiaries	(3,302)	(2,355)	(1,760)
Change in other assets	(90)	(69)	51
Change in accrued expenses	24	138	12

Net cash used by operating activities	(557)	(249)	(64)

Investing activities:
Purchase of securities available for sale	(1,000)	(3,241)	—
Repayments from securities available for sale	2,205	1,050	2,307
Investment in subsidiaries	—	—	(7,465)
Repayments of investments in subsidiaries	—	—	100

Net cash provided by (used by) investing activities	1,205	(2,191)	(5,058)

Financing activities:
Proceeds from junior subordinated debentures	—	—	10,310
Repayment of junior subordinated debentures	—	—	(3,100)
Proceeds from stock options	19	151	34

Net cash provided by financing activities	19	151	7,244

Net change in cash	667	(2,289)	2,122

Cash at beginning of year	509	2,798	676

Cash at end of year	$1,176	$509	$2,798

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$720	$410	$145

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Marlene H. Cato, James E. Hooper and Julius L. Young, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 23, 2007, at the Annual Meeting of Shareholders of the Company to be held at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, at 4:00 p.m. on April 17, 2007, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company, each for a term of three years.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES

Robert T. Braswell

Gary N. Brown

John D. Cornet

James E. Hooper

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	APPROVAL OF THE 2007 INCENTIVE STOCK OPTION PLAN: Proposal to approve the Carolina Bank Holdings, Inc. 2007 Incentive Stock Option Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P. as the Company’s independent registered public accounting firm for 2007.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE AND FOR PROPOSALS 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2007

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.